                                                                  Exhibit (1)(c)

[FIRSTAR BANK MILWAUKEE, N.A. LETTERHEAD]

                                               March 12, 1997

Mr. Denis J. Loverine
Treasurer
Snap-On Incorporated
2801-80th Street
Kenosha, Wisconsin 53141-1410

       RE:  Second Amendment to Line of Credit Agreement and Note

Dear Denis:

     Please refer to the line of credit agreement and accompanying note dated November 15, 1994, as amended, establishing a $20,000,000 line of credit at Firstar Bank Milwaukee, N.A. for Snap-On Incorporated. You have requested that Firstar Bank increase the ammount available under the line of credit from $20,000,000 to $27,500,000.

     By this letter, we hereby amend the above-referenced line of credit agreement and note to delete all references to "$20,000,000" (whether or not numerically) and to substitute "27,500,000" each place the amount appears in the letter agreement and note. In all other respects, the terms of the letter agreement and note shall continue as orignally set forth. This is an amendment, not a novation.

     Please indicate your agreement by signing where indicated below and returning this letter to the undersigned.

                                      Very truly yours,


                                     /s/ R. Bruce Anthony

                                     R. Bruce Anthony
                                     Officer


Accepted and agreed to:


SNAP-ON INCORPORATED

By:  /s/ Denis J. Loverine
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Title:  Treasurer
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By:
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Title:
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